Exhibit 10.1

PRUDENTIAL SEVERANCE PLAN
(Amended and Restated as of October 10, 2019)

This Amendment and Restatement is made the 10th day of October, 2019, by The Prudential Insurance Company of America (the “Company”) to the Prudential Severance Plan (the “Plan”).

WHEREAS, the Company established the Discretionary Severance Pay Plan effective January 1, 2000, the Prudential Severance Plan for Executives (the “Executive Plan”) effective January 1, 2000, and the Prudential Severance Plan for Senior Executives (the “Senior Executive Plan”) effective June 16, 2000;

WHEREAS, the Executive Plan was subsequently amended and restated as of June 16, 2000;

WHEREAS, the Plan, the Executive Plan and the Senior Executive Plan were later separately amended and restated as of November 1, 2011;

WHEREAS, the Plan, the Executive Plan and the Senior Executive Plan were separately amended by a First Amendment executed on December 11, 2012;

WHEREAS, the Plan, the Executive Plan and the Senior Executive Plan are intended to be, and shall be administered as employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, on October 10, 2019, the Company established the 2019 Voluntary Separation Program (the “VSP”) under which any VSP Eligible Employee may apply voluntarily to be considered for participation in the VSP as provided in Appendix B;

WHEREAS, the Company desires to amend and restate the Plan, the Executive Plan and the Senior Executive Plan as a single plan effective October 10, 2019, for VSP participants only, who are eligible employees approved to participate in the VSP subject to the terms and provisions of Appendix B, and effective January 1, 2020, for all other eligible employees under the Plan and will hereinafter be referred to as the Prudential Severance Plan or the Plan.

NOW, THEREFORE, the Plan will include the former Executive Plan and the former Senior Executive Plan and is hereby amended and restated effective October 10, 2019 for VSP participants only as described in Appendix B and January 1, 2020, for all other eligible employees under the Plan.

Section 1 - Purpose

1.1    Except as otherwise provided in the Plan, this Plan does not provide severance pay to any terminated Employee as a matter of right, and neither the Company nor any Affiliated Company provides severance pay to terminated Employees as a matter of right.

1.2    Except as otherwise provided in the Plan, whether or not severance pay, if any, is to be paid to a terminated Employee is a matter solely within the discretion of the Company.

1.3    The purpose of this Plan is to define those circumstances under which the Company or other Participating Company may pay severance to Eligible Employees.

Section 2 - Definitions

2.1    “Affiliated Company” means any corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company, any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), any organization included in the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, and any other entity required to be aggregated with the Company pursuant to regulations promulgated under Section 414(o) of the Code. Any such entity shall be treated as an Affiliated Company only for the period while it is a member of the controlled group or considered to be in such common control group.

2.2     “Annual Benefits Base Rate” means the determination of earnings by the Company for an Eligible Employee who is a Sales Professional. This determination will be used for the purpose of establishing an annualized rate of base earnings for the Company’s benefit plans and programs and will apply such methodologies as the Company shall specify from time to time in its sole discretion. The Annual Benefits Base Rate will be determined as of the date the Eligible Employee is notified, in writing, of his or her termination of employment from the Company, regardless of the actual termination date.

2.3    “Appeals Committee” means the committee composed of three or more employees, one of whom shall be Chairperson, which shall review and make decisions on all appeals on claims for benefits pursuant to Section 5.3(b) of the Plan. The SVP shall designate the individual who shall be the Chairperson and the Chairperson shall designate the remaining members of the Appeals Committee, provided that no one may be a member of the Appeals Committee if he or she is also a member of the Claims Committee.

The Chairperson may resign by delivering his or her written resignation to the SVP, and the SVP may remove the Chairperson at any time by written notice to the Chairperson. Any member of the Appeals Committee, other than the Chairperson, may resign by delivering his or her written resignation to the Chairperson, and the Chairperson may remove any such member of the Appeals Committee at any time by written notice to such member. Vacancies shall be filled promptly by the SVP or the Chairperson, as applicable.

2.4    “Base Pay” means, for any Eligible Employee employed by a Participating Company either as a regular full-time Employee or regular part-time Employee, regular base pay including shift differential, if any, as of the date of the Eligible Employee’s Eligible Termination (or the equivalent thereof as determined by the Company in its sole discretion).

2.5    “Board” means the Board of Directors of the Company.

2.6    “Cause” means the following as determined by the Company in its sole discretion or, with respect to an Eligible Employee who is a grade 04P with a corporate title of Senior Vice President, 03P or 02P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion), the Board in its sole discretion: dishonesty, fraud or misrepresentation; inability to obtain or retain appropriate licenses; violation of any rule or regulation of any regulatory agency or self-regulatory agency; violation of any policy or rule of the Company or any Affiliated Company; commission of a crime; or any act or omission detrimental to the conduct of the business of the Company or any Affiliated Company.

2.7    “Claims Committee” means the committee composed of three or more employees, one of whom shall be Chairperson, which shall review and make decisions on all claims for benefits pursuant to Section 5.3(a) of the Plan. The SVP shall designate the individual who shall be the Chairperson and the Chairperson shall designate the remaining members of the Claims Committee, provided that no one may be a member of the Claims Committee if he or she is also a member of the Appeals Committee.

The Chairperson may resign by delivering his or her written resignation to the SVP, and the SVP may remove the Chairperson at any time by written notice to the Chairperson. Any member of the Claims Committee, other than the Chairperson, may resign by delivering his or her written resignation to the Chairperson, and the Chairperson may remove any such member of the Claims Committee at any time by written notice to such member. Vacancies shall be filled promptly by the SVP or the Chairperson, as applicable.

2.8    “Code” means the Internal Revenue Code of 1986, as amended.

2.9    “Company” means The Prudential Insurance Company of America.

2.10    “Current Appointment Date” means the most recent date the Employee commenced employment with a Participating Company at the time he or she incurs an Eligible Termination. If such Employee commenced employment with a Participating Company as the result of a transfer from or acquisition of a non-participating subsidiary or affiliate, then Current Appointment Date means the Employee’s most recent hire date with the transferred company or acquired non-participating subsidiary or affiliate. If this date is not available, then service will be based on the adjusted service date as defined in Section 402(e) of The Prudential Traditional Retirement Plan.

2.11     “Eligible Compensation” means, for an Eligible Employee who at the time of the notification of an Eligible Termination:

(i)
Is a grade 18P through 06P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion), the Eligible Employee’s Base Pay as of the date of the Eligible Termination;

(ii)	Is a Sales Professional, the Eligible Employee’s Annual Benefits Base Rate as of the date of the notification of the Eligible Termination; or

(iii)	Is a grade 05P through 02P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion), the sum of the following:

(A)	Base Pay as of the date of the Eligible Termination; and

(B)
the total of the most recent three years’ annual incentive payments, if any, determined or paid to the Eligible Employee under The Prudential Annual Incentive Plan, as amended (or the equivalent thereof as determined by the Company in its sole discretion) as of the date he or she is provided written notice of the Eligible Termination, divided by three; provided, however, that if the Eligible Employee has been eligible for only one or two such payments during such recent three-year period, the total of such payments shall be divided by one or two, respectively, instead of three; and provided further, however, that if, in any of such years being considered, the Eligible Employee has been eligible to be considered for the payment of such an amount and such amount is determined to be zero under such plan, such zero amount will be counted for the purpose of this calculation.

2.12    “Eligible Employee” means an Employee of a Participating Company who at the time he or she incurs an Eligible Termination is an Employee performing services for a Participating Company (i) in the United States, or (ii) as an Expatriate who is on assignment in a country other than the United States.

2.13    “Eligible Termination” means an Employee’s involuntary termination of employment with a Participating Company due to (i) the closing of an office or business location, (ii) a reduction in force, (iii) a downsizing, (iv) the restructuring, reorganization or reengineering of a business group, unit or department, (v) a job elimination, or (vi) such other facts and circumstances as the Company shall determine in its sole discretion (including, but not limited to, an Expatriate who did not have a pre-assignment job with a Participating Company in the United States, and whose assignment has ended whether or not a job is offered in the United States); provided, however, that a termination of employment with a Participating Company for any of the following reasons shall not constitute an Eligible Termination:

(A)
transfer of any Employee to any (1) Affiliated Company, or (2) entity which is controlled by the Company through the ownership of a majority of its voting stock (or other equivalent ownership interest), either directly or indirectly through one or more intermediaries;

(B)voluntary termination of employment, unless the termination results from:

(1)	the Employee’s participation in a voluntary separation program of a business group, unit or department; or

(2)
the Employee’s rejection of an offer of a new job with the Company, an Affiliated Company or an entity which is controlled by the Company through the ownership of a majority of its voting stock (or other equivalent ownership interest), either directly or indirectly through one or more intermediaries, under circumstances where his or her current job is no longer available (such as, the job was eliminated, the job or its scope was changed significantly, the business location of the job has changed, or, as to an Expatriate, his or her assignment has ended), where

(a)
the new position has a Base Pay plus 50% of the incentive opportunity range for the annual bonus (or the equivalent thereof as may be determined by the Company in its sole discretion) of less than 80% (or, as to an Expatriate who did not have a pre-assignment job with a Participating Company in the United States and who is offered localization, such other greater percentage as may be determined by the Company in its sole discretion) of the Base Pay plus 50% of the incentive opportunity range for the annual bonus (or the equivalent thereof as may be determined by the Company in its sole discretion) of the Employee’s current job;

OR

(b)	the following commuting distance conditions (or such other condition that the Company may apply in its sole discretion from time to time) are met, as determined by the Company in its sole discretion:

(I)	the commuting distance from the center of the Employee’s town of residence to the center of town of the new job’s location is more than 49 miles; and

(II)	such commuting distance is more than 25 miles farther than the commuting distance from the center of the Employee’s town of residence to the center of town of the current job’s location or

(III)	the commuting distance from the center of the Employee’s town of residence to the center of town of the new job location is 99 miles or more;

provided, however, that as to an Expatriate, this Section 2.13(B)(2)(b) of the Plan shall be administered and interpreted by the Company, in its sole discretion, in accordance with the following general criteria:

(X)
a reassignment job offer within the same non-United States host country to the same position or a different position, at the same business unit or a different business unit, shall generally be subject to the rules in Section 2.13(B)(2)(b)(I), (II) and (III) in the context of the host country, but a reassignment job offer to the same position or a different position in a different non-United States host country shall generally be deemed to have satisfied the requirements of such sections; and

(Y)
a job offer related to a repatriation back to the United States shall be subject to the rules in Section 2.13(B)(2)(b)(I), (II), and (III) as if the Expatriate’s town of residence is his or her former, pre-assignment town of residence, and as if the Expatriate’s current job location is his or her former, pre-assignment job location; provided, however, that if the Expatriate did not have a pre-assignment job with a Participating Company in the United States, the rules in Section 2.13(B)(2)(b)(I), (II), and (III) shall be applied to such job offer related to a repatriation back to the United States as determined by the Company in its sole discretion;

(C)	voluntary retirement (unless the retirement results from the Employee’s participation in a voluntary separation program of a business group, unit or department);

(D)	death;

(E)	Cause;

(F)
inability to perform the basic requirements of his or her position with or without reasonable accommodation due to physical or mental incapacity and after the Employee’s short-term disability benefits have expired under the terms of The Prudential Welfare Benefits Plan; or

(G)	failure to return from an approved leave of absence.

Except as otherwise provided in Appendix B of the Plan, Eligible Termination also shall not include an Employee’s termination of employment with a Participating Company as a result of a court decree, outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company if such Employee receives a job offer from any employer that is involved in such outsourcing, sale, merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up.

Notwithstanding anything else herein to the contrary, an Eligible Termination shall not occur for purposes of the Plan unless and until the Eligible Employee has had a “separation from service” within the meaning of Section 409A of the Code, as amended, and the regulations and other guidance promulgated thereunder.

2.14    “Employee” means any individual who is compensated by the Company or an Affiliated Company for services actually rendered as a regular full-time or regular part-time (but not a temporary) common law employee provided, however, that:

(i)
any such employee (A) who is a sales employee covered by the terms of a collective bargaining agreement; (B) who is a non-management sales force employee employed in, or a non-management sales force associate affiliated with Prudential Advisors (or in any successor organizations thereto) and who (I) is in training, pre-production, or (II) has been appointed to sell Company products, including a Financial Professional, Financial Professional Associate, Financial Services Associate (FSA) or Part-Time FSA (or any successor title); (C) who is a marketing assistant employed in Prudential Advisors (or in any successor organizations thereto); or (D) whose grade at the Company or at an Affiliated Company is more senior than the grade of vice chairman (grade 02P) at the Company (or its equivalent as determined by the Company in its sole discretion);

(ii)
any individual who performs services for the Company or an Affiliated Company but is not treated by the Company or the Affiliated Company, as the case may be, at the time of performance of services as an employee for federal tax purposes irrespective of the length of time that the individuals perform or are expected to perform services, and even if individuals are, or may be reclassified by the courts, the Internal Revenue Service or the United States Department of Labor as employees of Prudential;

(iii)	any statutory employee of the Company or an Affiliated Company under Code Section 3121(d)(3)(B); and

(iv)	any individual who, prior to or upon commencing employment with the Company or an Affiliated Company, is notified in writing that he or she is excluded from participation in the Plan;

shall not be an Employee (or eligible for benefits) under the Plan, unless the SVP shall otherwise expressly provide in writing (including, without limitation, with effect from and after a specified date).

2.15    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16    “Expatriate” means an Employee of a Participating Company who at the time he or she incurs an Eligible Termination is designated by such Participating Company as being on assignment as a United States expatriate on behalf of such Participating Company.

2.17    “Participating Company” means (a) the Company or (b) any U.S. Affiliated Company that (i) participates in the Prudential Retirement Plan, or (ii) adopts the Plan by action of its own board of directors (or if the Affiliated Company does not have a board of directors, by other appropriate action), with the consent of the Company.

2.18    “Plan” means this Prudential Severance Plan effective October 10, 2019, limited to VSP Participants only who satisfy the terms and provisions of Appendix B, and effective January 1, 2020 for all other Eligible Employees under the Plan as amended from time to time thereafter.

2.19    “Prudential Retirement Plan” means The Prudential Traditional Retirement Plan Document or the Prudential Cash Balance Pension Plan Document, two components of The Prudential Merged Retirement Plan, as amended, but not including the Prudential Securities Incorporated Cash Balance Pension Plan Document, a component of The Prudential Merged Retirement Plan.

2.20    “Sales Professional” means an Employee, who is a grade AMS, DMS, LMS, NPS, PRD, 200, 770, 790 or any equivalent job grade as determined by the Company in its sole discretion, who is actively performing the duties of such role at the Company’s place of business or at any other place the Company requires the Employee to perform services.

2.21     “Separation Agreement and General Release” means a written document that includes a release of rights and claims from an Eligible Employee in a form that is satisfactory to, and approved by, the Company. The Separation Agreement and General Release may include, among other things: (i) non-competition and/or non-solicitation provisions; (ii) a waiver and release (and covenant not to sue) of any and all claims, including claims arising from the Eligible Employee’s employment and/or separation from employment with the Participating Company except as limited and/or prohibited by applicable law; (iii) nondisclosure and confidentiality provisions; and (iv) non-disparagement provisions.

2.22    “Severance Pay” means the amount, if any, payable under Section 4 of the Plan to an Eligible Employee.

2.23    “Short-Term Deferral Recipient” means any Eligible Employee (i) who, at the time he or she incurs an Eligible Termination, has attained one of the following grades at the Company (or the equivalent of such grade as determined by the Company in its sole discretion for this purpose): 05P, 04P, 03P or 02P; or (ii)(A) who is eligible to receive benefits under this Plan and (B) whose Base Pay or Annual Benefits Base Rate, as applicable, at the beginning of the calendar year in which the Eligible Termination occurs exceeds the quotient of (x) the maximum amount of severance benefits that can be exempt from Section 409A of the Code by reason of Treas. Reg. §1.409A-1(b)(9) divided by (y) 1.5 (or such other factor as shall be determined by the Company in its sole discretion, prior to the commencement of the applicable calendar year).

2.24     “SVP” means the most senior Vice President responsible for corporate Human Resources of the Company, or the successor to his or her duties relating to corporate Human Resources.

2.25    “Week of Eligible Compensation” means one fifty-second (1/52) of the Eligible Employee’s Eligible Compensation.

Section 3 - Grant of Severance Pay

3.1    As to each Eligible Employee who has an Eligible Termination as defined in Section 2.13(i), (ii), (iii), (iv) or (v), Severance Pay will be granted to such Eligible Employee in an amount determined in accordance with Section 4.1 of the Plan.

3.2    The determination of whether any Additional Discretionary Amount of Severance Pay to any Eligible Employee (or category or group of Eligible Employees as defined by the Company) in grades 05P to 02P will be granted as described under Section 4.1(ii)(B) who has an Eligible Termination as defined in Section 2.13(i), (ii), (iii), (iv) or (v), or the determination of whether a Discretionary Amount of Severance Pay will be granted as described under Section 4.2 to any Eligible Employee (or category or group of Eligible Employees as defined by the Company) who has an Eligible Termination as defined in Section 2.13(vi) shall be made in the sole discretion of the Company; provided, however, that as to an Eligible Employee who is a grade 04P with a corporate title of Senior Vice President, 03P or 02P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion) at the time of the Eligible Termination, in the event that the Board has reserved this discretion to itself by means of a written resolution, such determination shall be made in the sole discretion of the Board.

3.3    Separation Agreement and General Release. Any Severance Pay payable to an Eligible Employee under the Plan shall be conditioned upon the Eligible Employee signing a Separation Agreement and General Release (and not exercising his or her right of revocation under the Separation Agreement and General Release) within such period of time as the Company shall require, in its sole discretion, but in no event later than (i) in the case of any Eligible Employee other than a Short-Term Deferral Recipient, December 15 of the second calendar year following the occurrence of his or her Eligible Termination and (ii) in the case of any Short-Term Deferral Recipient, March 1 of the calendar year following the occurrence of his or her Eligible Termination. Any grant of Severance Pay shall be null and void upon an Eligible Employee’s failure to sign, or subsequent revocation of, such Separation Agreement and General Release. Any breach by an Eligible Employee of a term or provision in a Separation Agreement and General Release upon which any grant of Severance Pay has been conditioned shall give the Company the right to terminate any payment otherwise due and/or demand the return of such Severance Pay, in addition to any other remedy the Company may have.

Section 4 - Determination of Amount of Severance Pay

4.1    Scheduled Amount of Severance Pay.

(i) Amount of Severance Pay. Except as otherwise provided in Section 4.3 of the Plan, as to each Eligible Employee who has an Eligible Termination as defined in Section 2.13(i), (ii), (iii), (iv) or (v), Severance Pay will be granted to such Eligible Employee in an amount equal to the product of the Eligible Employee’s Eligible Compensation and the number of weeks determined in accordance with the schedule in Appendix A of the Plan (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100).

(ii) Minimum Amount of Severance Pay. Except as otherwise provided in Section 4.3 of the Plan, if the total amount of Severance Pay determined under Section 4.1(ii)(A) and Section 4.1(ii)(B) of the Plan exceeds the amount of Severance Pay otherwise determined under Section 4.1 of the Plan, such greater amount shall be payable to the Eligible Employee.

(A)
Under the Schedule. As to each Eligible Employee who has an Eligible Termination, Severance Pay will be granted to such Eligible Employee in an amount equal to the product of the Eligible Employee’s Week of Eligible Compensation and the number of weeks determined in accordance with the following schedule (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100):

GRADE AT THE COMPANY (OR ITS EQUIVALENT)	NUMBER OF WEEKS
Grades 07A, 07P and 08P	26
Grade 06P	39
Grades 05P, 04P, 03P and 02P	52

(B)
Additional Discretionary Amount for Grades 05P to 02P. As to each Eligible Employee who is a grade 05P, 04P, 03P or 02P at the Company (or the equivalent of each such grade as determined by the Board, as applicable, in its sole discretion) and who has an Eligible Termination as defined in Section 2.13(i), (ii), (iii), (iv) or (v), the Company shall determine, in its sole discretion, the amount of Severance Pay, if any, in addition to that provided under Section 4.1(ii)(A) of the Plan that shall be granted, subject to the following limitation: such additional Severance Pay shall not exceed the product of the Eligible Employee’s Week of Eligible Compensation or Annual Benefits Base Rate, as the case may be, and 26 (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100); provided, however, that as to an Eligible Employee who is a grade 04P with a corporate title of Senior Vice President, 03P or 02P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion) at the time of the Eligible Termination, in the event that the Board has reserved this discretion to itself by means of a written resolution, such determination shall be made in the sole discretion of the Board.

4.2    Discretionary Amount of Severance Pay. Except as otherwise provided in Section 4.3 of the Plan, as to each Eligible Employee who has an Eligible Termination as defined in Section 2.13(vi) of the Plan, the Company shall determine, in its sole discretion, the amount of Severance Pay, if any, that shall be granted to an Eligible Employee; provided, however, that as to an Eligible Employee who is a grade 04P with a corporate title of Senior Vice President, 03P or 02P at the Company (or the equivalent of each such grade as determined by the Company in its sole discretion) at the time of the Eligible Termination, in the event that the Board has reserved this discretion to itself by means of a written resolution, such determination shall be made in the sole discretion of the Board.

4.3    Offsets and Maximum Amount of Severance Pay. Any Severance Pay payable under this Plan shall be reduced (with the result rounded up to the next higher $100 increment, unless the result is already a multiple of $100) by any separation or other similar benefits of any kind from the Company or any Affiliated Company or any plan or program sponsored by the Company or any Affiliated Company (including, but not limited to, any separation provisions under an employment agreement and/or an offer letter), and any separation or other similar benefits of any kind from the Company or any Affiliated Company that may be required or provided for under applicable United States Federal, state or local law, or foreign law for the same termination of employment, as determined by the Company in its sole discretion; provided, however, that any such reduction will not be made more than once under the Plan and under any other separation or other similar benefits of any kind from the Company or any Affiliated Company or any plan or program sponsored by the Company or any Affiliated Company (including, but not limited to, the Prudential Severance Plan and any separation provisions under an employment agreement and/or an offer letter), as determined by the Company in its sole discretion.

Notwithstanding anything in the Plan to the contrary, in no event, however, may the Severance Pay granted to any Eligible Employee under the Plan (and under any other plan or program of the Company and/or a Participating Company that provides severance benefits, as determined by the Company in its sole discretion) for a given Eligible Termination exceed the maximum permitted for employee welfare benefit plans such as the Plan under Section 2510.3-2(b)(1)(ii) of Title 29 of the Code of Federal Regulations (or any successor thereto).

4.4    Reductions of Severance Pay. Subject to applicable law, any Severance Pay which the Company may grant to an Eligible Employee may, in the sole discretion of the Company, be reduced by any amounts owed by the Eligible Employee to the Company or the Participating Company, including, but not limited to, those that relate to an Expatriate’s assignment. The Eligible Employee’s right to receive such Severance Pay is conditioned upon his or her agreement to execute any documents deemed necessary or appropriate by the Company to reduce the Severance Pay by any such amounts owed.

4.5    Repayment of Severance Pay upon Rehire. If an Eligible Employee who has incurred an Eligible Termination and been granted Severance Pay is rehired by any Participating Company or Affiliated Company, the payment of Severance Pay shall terminate immediately on the date of such rehire; however, the Company will not require the Eligible Employee to return any amounts of Severance Pay that have been paid to the Eligible Employee for a prior period of employment that occurred before the Eligible Employee’s Current Appointment Date.

4.6    Form of Payment of Severance Pay, and Taxes. Except with respect to any Short-Term Deferral Recipient, the Plan is a separation pay plan that satisfies the requirements of Treas. Reg. §1.409A-1(b)(9), and the benefits payable hereunder shall be exempt from Section 409A of the Code pursuant to such provision of such regulations. Payment of any Severance Pay will be made in a lump sum as soon as practicable after the date of the Eligible Employee’s Eligible Termination, but not sooner than after receipt by the Company of a fully executed Separation Agreement and General Release and the exhaustion of any revocation period thereunder. In all events, payments to any Eligible Employee other than a Short-Term Deferral Recipient shall be made by the end of the second calendar year following the year in which the Eligible Employee’s Eligible Termination occurs. In the case of any Short-Term Deferral Recipient, payments hereunder shall be made not later that the March 15th following the year in which the Short-Term Deferral Recipient’s Eligible Termination occurs. The Participating Company shall withhold from any payments made pursuant to the Plan such amounts as may be required by United States Federal, state, local or foreign law.

Section 5 - Interpretation and Administration

5.1    The Claims Committee shall administer the Plan (except as otherwise provided in the Plan). The Company and/or the Claims Committee, as the case may be, shall maintain such procedures and records as each deems necessary or appropriate. The plan year for keeping the records of the Plan shall be the calendar year. Notwithstanding anything in the Plan to the contrary, whenever the Company takes any action under the Plan, it shall do so as an exercise of a settlor function and shall not be acting as a fiduciary.

5.2    The Claims Committee, which shall be the Plan administrator, shall have the exclusive right, power and authority to interpret, in its sole discretion, any and all provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for Severance Pay arising under the Plan. Any decision or action of the Company or the Claims Committee, as the case may be, shall be conclusive and binding.

5.3    (a) Claims. All inquiries and claims respecting the Plan shall be in writing from the claimant, or his or her authorized representative, and directed to the Claims Committee at such address as may be specified from time to time. The Claims Committee shall treat any writing that is identified as a claim for benefits as a claim under these claims and appeals procedures, and may treat any other writing or communication received by the Claims Committee as a claim under these procedures, even if the writing or communication is not identified as a claim for benefits. The Claims Committee shall provide to each claimant a notice acknowledging its receipt of a communication that the Claims Committee considers a claim for benefits. If a claimant does not receive such acknowledgment within 60 days after making a claim, the individual should contact the Claims Committee to determine that the claim has been received and identified as a claim for benefits. In accordance with Section 5.4 of the Plan, the Claims Committee may appoint itself, one or more of its number, or any other person or persons whether or not connected with the Company to hear claims. A written determination granting or denying the claim shall be furnished to the claimant within 90 days of the date on which the claim is filed (the “determination date”). If special circumstances require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the expected decision date and the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after expiration of the initial 90-day period. A denial or partial denial of a claim shall be dated and signed by the Claims Committee and shall clearly set forth the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
an explanation of the procedure set forth in Section 5.3(b) of the Plan for review of the claim denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

A claim should be considered approved only if approval is communicated to the claimant in writing. If a claimant does not receive a response to a claim within the applicable time period, the claimant may proceed with an appeal under the procedures described in Section 5.3(b) of the Plan.

(b) Appeals. A claimant may obtain review of a claim denial by filing a written notice of appeal with the Appeals Committee within sixty (60) days after the determination date or, if later, within sixty (60) days after the receipt of a written notice denying the claim (or, if the claimant has not received a response to the initial claim, within 150 days of the filing of the initial claim). The notice of appeal should include all information not previously submitted that the claimant wants to be considered in connection with the claim. Upon receipt of a notice of appeal, the Appeals Committee shall appoint one or more persons in accordance with Section 5.4 of the Plan who shall conduct a full and fair review, which shall include the appellant’s right:

(i)	to present a written statement of facts, comments, documents, records, and other information relating to the claim;

(ii)	to be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim;

(iii)
to a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination; and

(iv)
to receive a prompt written notification of the determination on review, which, in the case of a claim denial, clearly sets forth, in a manner calculated to be understood by the claimant, the following:

(A)	specific reasons for the denial and containing references to the specific Plan provisions on which the decision is based;

(B)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant's claim; and

(C)	a statement of the claimant's right to bring an action under section 502(a) of ERISA and a description of the applicable limitations period under the Plan.

A decision shall be rendered no more than sixty (60) days after receipt of the request for review, except that such period may be extended for an additional sixty (60) days if the person or persons reviewing the appeal determine that special circumstances require such extension and provide notice within the initial 60-day period of such extension and circumstances, and the date a decision is expected. The Appeals Committee may appoint itself, one or more of its members, or any other person or persons whether or not connected with the Company to review an appeal, in accordance with Section 5.4 of the Plan.

(c) Claimants must follow the claims procedures described in Sections 5.3(a) and 5.3(b) of the Plan before taking action in any other forum regarding a claim under the Plan. Any other claims that arise under or in connection with Plan, even though not claims for benefits, must be filed with the Claims Committee and will be considered in accordance with these claims and appeals procedures.

Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim by the Claims Committee (including the decision on any appeal of the claim by the Appeals Committee). In addition, any suit or legal action will be subject to a 2-year limitation period measured from the date the claim arose (provided that this 2-year limitation period will be tolled during the review and appeal of a claim under these procedures). A claim will be presumed to have arisen when a claimant has actual or constructive notice of the events giving rise to the claim. The applicable limitation period on suits shall apply in any forum where a claimant initiates such suit or legal action.

(d) If a claimant has been denied benefits under the Plan in connection with the termination of his employment, but is subsequently determined to be entitled to such benefits after the date at which the release required under Section 3.3 is due (or at such earlier date as may established by the Claims Committee), then notwithstanding Section 3.3 or Section 4.6 hereof, such Claimant shall have sixty days from the date that such benefits are determined to be payable (or such longer period as is required at law or by any applicable judicial or administrative order) to execute and deliver such a release, and such benefits shall be paid, subject to the execution and non-revocation of such release, in a single lump sum payment on or before the earlier of (i) 30 days following the execution and delivery of such release or (ii) 75 days following the end of the calendar year in which the claimant is determined to be entitled to benefits hereunder.

(e) Hearing. No claimant shall be entitled to a hearing to consider matters raised in a claim or appeal.

5.4    The Company pursuant to action by the SVP, the Claims Committee and the Appeals Committee shall each have the power to delegate their respective responsibilities under the Plan to one or more of its members or officers, as the case may be, or to employees or to other individuals or organizations, as the case may be, by notifying them as to the duties and responsibilities delegated. Each person to whom responsibilities are so delegated shall serve at the pleasure of the entity or person making the delegation and, if an Employee, without payment of additional compensation for such services. Any such person may resign by delivering a written resignation to the entity or person that made the delegation. Vacancies created by resignation, death or other cause may be filled by the entity or person that made the delegation or the assigned responsibility may be reassumed or redelegated by such entity or person.

Section 6 - Amendment and Termination

6.1    The Company shall have the right to amend or terminate the Plan in any respect and at any time without notice, and may do so pursuant to a written resolution of the Compensation Committee of the Board.

6.2    The SVP or the Company’s delegate or delegates appointed by such officer in accordance with Section 5.4 of the Plan may, without approval of the Compensation Committee of the Board, adopt the following: (a) minor amendments to the Plan that (i) are necessary or advisable for purposes of compliance with applicable laws and regulations, (ii) relate to administrative practices, or (iii) have an insubstantial financial effect on Plan benefits and expenses; and (b) amendments to the provisions of the Plan that relate to eligibility and Eligible Terminations, provided that each such amendment is deemed by him or her to be necessary or advisable based on a review of the relevant facts and circumstances and is consistent with the purposes of the Plan.

Section 7 - General Provisions

7.1    Eligible Employee’s Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of any Participating Company shall be segregated or earmarked to represent the liability for benefits under the Plan. The right of an Eligible Employee to receive a payment hereunder shall be an unsecured claim against the general assets of the Participating Company that was the employer of such Eligible Employee. All payments under the Plan shall be made from the general assets of the Participating Company that was the most recent employer of the Eligible Employee.

7.2    No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by a Participating Company or any other person or entity that the assets of the Participating Company will be sufficient to pay any benefit hereunder.

7.3    No Enlargement of Employee Rights. The existence of this Plan or any payment of Severance Pay under the Plan shall not be deemed to constitute a contract of employment between the Company or an Affiliated Company and any Eligible Employee, nor shall it constitute a right to remain in the employ of the Company or an Affiliated Company. Employment with the Company or an Affiliated Company is employment-at-will and either party may terminate the Employee’s employment at any time, for any reason, with or without cause or notice.

7.4    Non-Alienation Provision. Except as set forth in Section 4.4 of the Plan, and subject to the provisions of applicable law, no interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

7.5    Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA.

7.6    Excess Payments. If compensation, years of service or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Participating Company to an Eligible Employee shall be the Plan benefit that would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Participating Company or withheld by it from any further amounts otherwise payable under the Plan.

7.7    Impact on Other Benefits. Amounts paid under the Plan shall not be included in an Eligible Employee’s compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Company or a Participating Company, unless such plan, program or arrangement expressly provides that amounts paid under the Plan shall be included.

7.8    Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

7.9    Supersession. The Plan supersedes all statements, practices or policies, if any, with respect to providing severance benefits to any Employee in Grades 18P to 06P (or the equivalent of each such grade as determined by the Company in its sole discretion) whose employment terminates on or after January 1, 2000, and to any Employee in Grades 05P to 02P (or the equivalent of each such grade as determined by the Company in its sole discretion) whose employment terminates on or after June 16, 2000.

7.10    Effective Date. The Plan as restated and amended shall be effective on October 10, 2019, limited to VSP participants only pursuant to the terms and provisions of Appendix B, and, on or after January 1, 2000, as to Eligible Terminations that occur on or after January 1, 2020, provided, however, that the Eligible Employee is also notified of his Eligible Termination on or after January 1, 2020.

Appendix A - Schedule under Section 4.1 of the Prudential Severance Plan

YEARS OF SERVICE*	NUMBER OF WEEKS
1 OR LESS	6
2	6
3	9
4	12
5	15
6	18
7	21
8	24
9	27
10	30
11	33
12	36
13	39
14	42
15	45
16	48
17	51
18	54
19	57
20	60
21	63
22	66
23	69
24	72
25	75
26 OR MORE	78

*Service is based on Current Appointment Date as defined in Section 2.10, and rounded up to the next full year of service.

Appendix B - Special Rules Regarding Certain Terminations of Employment

2019 Voluntary Separation Program

The Company has established the 2019 Voluntary Separation Program (the “VSP”) under which any VSP Eligible Employee may apply voluntarily to be considered for participation in the VSP (each, an “Applying Employee”) by applying in the form specified by Corporate Human Resources (the “Application Form”) during the application period commencing on October 10, 2019 and ending on November 8, 2019 (the “Window Period”). A “VSP Eligible Employee” shall mean any employee of the Company or any of its affiliates or any other subsidiary of Prudential Financial, Inc. (collectively, “Prudential”) (i) most recently employed by Prudential before January 1, 2018; (ii) actively employed as full-or part-time on October 10, 2019, and was not notified of an involuntary termination of employment before October 10, 2019; (iii) whose principal place of employment is in the United States; (iv) whose title is below that of Senior Vice President; (v) who is eligible to receive benefits under the Plan; (vi) whose department or business unit is participating in the VSP and (vii) who is in a job category or job classification identified by his or her participating department or business unit as eligible to elect to be considered for participation in the VSP, with such eligibility criteria for each department or business unit participating in the VSP set forth on the Annex to this Appendix B. The following employees will be considered to be actively employed for purposes of satisfying the eligibility requirements in regard to the VSP:

1. Full-and part-time employees who are actively performing job duties;
2. Employees on PTO;
3. Employees on all approved leaves (parental or general leave, or Family Medical Leave Act (FMLA);
4. Employees on military leave;
5. Employees on Short Term Disability under The Prudential Welfare Benefits Plan; or
6. Employees on Long Term Disability under The Prudential Welfare Benefits Plan with an accommodation leave.

If an Applying Employee does not revoke his or her application during the revocation period (November 9, 2019 through November 15, 2019) and is selected for participation in the VSP (a “VSP Participant”), he or she agrees that he or she will terminate his or her employment with Prudential on the date specified by the Company and otherwise in accordance with the requirements of the VSP (including, but not limited to, the requirement that such Applying Employee remain employed through and terminate employment at the date specified by the Company), in which case such VSP Participant’s termination of employment shall be deemed to be an Eligible Termination under the Plan. The date as of which a VSP Participant shall be expected to terminate his or her employment shall be set forth in writing at the time that the Company notifies any Applying Employee that he or she has been accepted as a VSP Participant. The Company shall inform an Applying Employee whether he or she has been selected as a VSP Participant on or before December 19, 2019.

In addition, any employee of Prudential (i) who was informed on or after August 1, 2019, and prior to the first day of the Window Period by Prudential that his or her employment was being involuntarily terminated in an Eligible Termination under the Plan and (ii) whose employment terminates on or after February 19, 2020, and before October 1, 2020, and (iii) who would otherwise have qualified as a VSP Eligible Employee, shall be deemed to be a VSP Participant and will be entitled to receive the benefits under the VSP, to the extent such benefits are greater than the benefits that would otherwise be made available to such employee under the Plan or otherwise in connection with such involuntary termination.

Upon an Eligible Termination by a VSP Participant in accordance with the provisions of the VSP, such VSP Participant shall be entitled to receive the benefits payable in accordance with the terms of the Plan and, to the extent such VSP Participant is eligible, the enhanced or supplemented set forth below. For clarity and avoidance of doubt, the enhanced or supplemental benefits described in this Appendix B shall be provided or paid to the VSP Participant under the applicable plan or program.

1.
Enhanced Minimum Severance for VSP Participants in Grades 9P-18P or Equivalent: Regardless of the otherwise applicable provisions of the Plan, the minimum number of weeks during which severance benefits shall be payable to any VSP Participant in Grades 9P-18P or equivalent, inclusive, shall be 13 weeks;

2.
Enhanced COBRA Subsidy for VSP Participants with Less than 10 Years of Service: Regardless of the otherwise applicable provisions of The Prudential Welfare Benefits Plan or corresponding Human Resources policy, each VSP Participant, regardless of his or her number of years of completed service at the date of termination, shall be entitled to receive subsidized COBRA on the same basis as such subsidies are generally provided under such welfare plan or policy, as applicable, for a period of 12 months (or, if less, the period during which such VSP Participant remains eligible for COBRA continuation coverage);

3.
Enhanced Vesting and Payment of LTIP and AIA for any VSP Participant Who Is Not Retirement Eligible: Regardless of the otherwise applicable provisions of the Prudential Financial, Inc. 2016 Omnibus Incentive Plan and the Prudential Financial, Inc. Compensation Plan and their attendant programs and award documents, each VSP Participant whose employment terminates in accordance with the provisions of the VSP prior to the time at which such person would qualify for retiree treatment under (i) any long-term incentive plan, including, without limitation, the Prudential Financial, Inc. 2016 Omnibus Incentive Plan (each, an “LTIP”) or (ii) any applicable annual incentive award plan or program (an “AIA”) shall be entitled to (x) vest on a pro-rated basis in each award held by such VSP Participant under any such LTIP on the VSP Participant’s date of termination in the same manner as would apply under the applicable terms and conditions of such LTIP to an individual whose employment is involuntarily terminated without cause, and (y) subject to such VSP Participant’s performing his or her job duties through the end of March in the year of his or her termination of employment, a pro-rated payment under any such AIA in which such VSP Participant is eligible to participate in the year of termination, determined and payable in the same manner as would apply under the applicable terms and conditions of such AIA to an individual whose employment is involuntarily terminated without cause;

4.
RMSA for VSP Participants within Five (5) Years of Eligibility. Regardless of the otherwise applicable provisions of The Prudential Retiree Welfare Benefits Plan (hereinafter referred to as the “Welfare Benefits Plan”), any VSP Participant who, if he or she continued in Prudential’s employment through the fifth anniversary of the end of the VSP period (that is October 1, 2025) would have become eligible for his or her Retiree Medical Savings Account (“RMSA”) by having satisfied the age and service requirements necessary to be a “Retiree” (as such term is defined under the Welfare Benefits Plan, and including any applicable bridging to retirement eligibility as provided in Section 5 below) shall be deemed to be eligible for the RMSA upon the date of such VSP Participant’s employment termination in accordance with the terms and conditions of the RMSA;

5.
Bridging to Retirement Eligibility for VSP Participants during VSP Period. Regardless of the otherwise applicable provisions of Prudential’s incentive, pension or welfare benefit plans, any VSP Participant who, if he or she had continued in Prudential’s employment through the end of the VSP period (that is October 1, 2020) and incurred an involuntary termination of employment at that time such that the VSP Participant would have received scheduled severance under the Plan, would have satisfied the age and service requirements necessary to be a “Retired Participant” (as defined under The Prudential Merged Retirement Plan) shall be deemed to be a “Retired Participant” under The Prudential Merged Retirement Plan and a “Retiree” under the Welfare Benefits Plan and entitled to retirement eligible status under Prudential’s incentive, pension or welfare plans, to the extent applicable. A VSP Participant with deemed “Retiree” and retirement eligible status shall receive payments or benefits in accordance with the terms and conditions of the applicable Prudential plans with such payments or benefits determined as of the date of the VSP Participant’s actual employment termination date and made in the time and in the form of payment otherwise determined in accordance with the applicable plans. The bridging rules in this Section 5 are intended to supplement the bridging rules in Section 506 of The Prudential Merged Retirement Plan available to participants whose pension benefits are determined by reference to the Traditional Formula in such plan; accordingly, if applicable, the bridging rules in Section 506 shall be applied to a VSP Participant on October 1, 2020, in lieu of the participant’s actual employment termination date, to the extent necessary to enable such participant to qualify as a “Retired Participant” under The Prudential Merged Retirement Plan and a “Retiree” under the Welfare Benefits Plan and for purposes of having retirement eligible status, to the extent applicable, under the terms and conditions of Prudential’s incentive, pension and welfare plans; and

6.
Outplacement Services. Regardless of the otherwise applicable provisions of the Company’s outplacement program or corresponding policy, each VSP Participant is eligible to receive outplacement services, with an approved entity or person, the length of time and the level of services as determined by the Company in its sole discretion.

7.
Discretionary Severance. Regardless of the otherwise applicable provisions of the Plan, if a VSP Participant had a previous termination or terminations of employment with a Participating Company as a result of an outsourcing, sale (whether in whole or in part, of stock or assets), merger or other combination, spin-off, reorganization, or liquidation, dissolution or other winding up involving any Participating Company in which such VSP Participant did not have an Eligible Termination under the Plan, and accordingly did not receive any Severance Pay, then the Company may, in its sole discretion, provide to such VSP Participant, an additional amount of Severance Pay subject to all of the following limitations: (A) such additional Severance Pay shall not exceed the product of the VSP Participant’s Week of Eligible Compensation and 26; and (B) the total Severance Pay payable to the VSP Participant shall not exceed the lesser of either (i) the amount of Severance Pay that would have been payable to the VSP Participant had such amount been determined utilizing Service based on adjusted service date (not Current Appointment Date) as defined in Section 402(e) of The Prudential Traditional Retirement Plan Document, and rounded up to the next full year of service, or (ii) the product of the VSP Participant’s Week of Eligible Compensation and 78.

8.
Effect of Rehire or Reaffiliation. Regardless of the otherwise applicable provisions of the Plan, if a VSP Participant, any individual who is deemed to be a VSP Participant or an individual who performs services for the Company or Affiliated Company, but is not treated at the time of performance of service as an employee for federal tax purposes, is rehired or reaffiliated, as the case may be, by any Participating Company or Affiliated Company, any outstanding Severance Pay to be made under the Plan pursuant to the VSP shall terminate immediately on the date of such rehire, and the Company may, in its sole discretion, require the VSP Participant to return any or all amounts of Severance Pay that have been paid to the VSP Participant; provided, however, that in making this decision, the Company, in its sole discretion, may take into consideration any amounts that may be required or provided for under applicable United States Federal, state or local law.

For the avoidance of doubt, each VSP Participant under the VSP who, on the date his or her employment terminates in accordance with the VSP has otherwise qualified for retiree status under the terms and conditions of the applicable plan or program, shall be afforded all rights and entitlements as a retiree in accordance with the terms and conditions of the applicable LTIP, AIA or RMSA, including rights and entitlements with regard to (i) vesting in any outstanding award under any LTIP; (ii) subject to such VSP Participant’s performing his or her job duties through the end of March in the year of termination of employment, receipt of a pro-rated payment under an AIA in which such VSP Participant is eligible to participate in the year of termination; and (iii) his or her account balance under the RMSA.

NOTWITHSTANDING ANYTHING ELSE IN THE PLAN OR THE VSP TO THE CONTRARY, NO BENEFITS SHALL BE PAYABLE UNDER THE PLAN OR THIS APPENDIX B TO ANY INDIVIDUAL, INCLUDING ANY VSP PARTICIPANT, WHOSE EMPLOYMENT IS TERMINATED FOR ANY REASON, INCLUDING FOR CAUSE OR FOR POOR PERFORMANCE, AT ANY TIME PRIOR TO THE DATE DESIGNATED BY THE COMPANY FOR HIS OR HER TERMINATION OF EMPLOYMENT AS A VSP PARTICIPANT UNDER THE VSP, UNLESS APPROVED BY THE CLAIMS COMMITTEE OF THE PLAN PRIOR TO SUCH TERMINATION OF EMPLOYMENT.

Any payments or benefits to be provided to a VSP Participant shall be conditioned upon the VSP Participant signing a separation and release agreement (and not exercising his or her right of revocation under such separation and release agreement) in such form and manner and within such period of time as the Company shall determine, in its sole discretion. Any payments or benefits provided under the VSP shall be null and void upon a VSP Participant’s failure to sign, or subsequent revocation of, such separation and release agreement. Any breach by a VSP Participant of a separation and release agreement upon which any payment or benefit under the VSP has been conditioned shall give the Company the right to terminate any payment or benefit otherwise due and/or to the return of such payment or benefit (or its cash value), in addition to any other remedy the Company may have.

Any term used in this Appendix B with an initial capital letter but not defined herein shall have the meaning ascribed thereto under the Plan.

Annex to Appendix B
Business Excluded Groups

•	Within Individual Solutions Group

◦	Employees in internal and external wholesalers roles for Life and Annuities Businesses;

•	Within Prudential Annuities

◦	Employees who are product Vice Presidents;

•	Within Individual Life Insurance

◦	Employees who are product Vice Presidents;

•	Within Prudential Advisors

◦	Financial Professionals and Financial Professional Associates;

◦	Part-Time Financial Services Associates (Career Development Program);

◦	Marketing Assistants;

•	Within Prudential Retirement

◦	Employees in Sales and Strategic Relations (SSR) on sales incentive compensation plans (AMS, DMS, LMS);

◦	Employees in client-facing Key Account jobs grade 8P and above (in Client Relations & Business Development);

◦	Employees in Retirement Plan Strategies (RPS) actuarial consulting;

•	Within PGIM

◦	Employees in Investment businesses (Fixed Income, Jennison Associates, Private Capital, Global Partners, QMA, Real Estate and Real Estate Finance);

◦	Employees in PGIM Center (Marketing, Strategy, Operations & Systems, Institutional Relationship Group and Institutional Advisory & Solutions) and PGIM Investments Sales;

•	Within Enabling Solutions

◦	Employees in the Future of Work COE (Service Optimization, Transformation Solutions, Business Process Transformation, Customer Communications and Global Delivery Office);

◦	Employees who are Vice Presidents in grades 5P or 6P;

•	Within Audit Function

◦	Employees in a role that is part of the actuarial job family; and

•	Within Technology

◦	Employees in the Information Security Office.